Exhibit 99.1

AUTOBYTEL ANNOUNCES EFFECTIVENESS
OF 1-FOR-5 REVERSE STOCK SPLIT

IRVINE, Calif., July 12, 2012 - Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today announced that the previously announced 1-for-5 reverse split of the Company's common stock, $0.001 par value per share, took effect after the close of trading on the NASDAQ Capital Market on July 11, 2012.  The Company's common stock will begin trading on a reverse stock split-adjusted basis on the NASDAQ Capital Market as of the opening of trading on July 12, 2012.  The common stock will continue to be reported on the NASDAQ Capital Market under the symbol "ABTL," with 05275N205 as its new CUSIP number.

Upon the effectiveness of the reverse stock split, each five shares of the Company's issued and outstanding common stock automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share.  The reverse stock split affected all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, warrants and convertible notes outstanding immediately prior to the effectiveness of the reverse stock split.  The reverse stock split reduced the number of outstanding shares of the Company's common stock outstanding prior to the reverse stock split from approximately 44.256 million to approximately 8.851 million.  The number of authorized shares of the Company's common stock was not affected by the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split.  Stockholders who would otherwise hold a fractional share of the Company's common stock will receive a cash payment in lieu of such fractional share based on the average per share closing price of the common stock on the NASDAQ Capital Market for the five trading days prior to the effective date of the reverse stock split, which is $0.78.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after July 12, 2012.  Beneficial holders may contact their bank, broker or nominee for more information.  Stockholders with shares held in certificate form are required to exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split.  Shortly after July 12, 2012, registered holders who hold stock in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company's exchange agent, Computershare Trust Company, N.A.

Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2012, a copy of which is available at www.sec.gov or at www.autobytel.com under the SEC Filings tab located on the Investor Relations page.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, its network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing our online signup form at http://investor.autobytel.com/alerts.cfm

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements by their nature address matters that are uncertain.  Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company's financial statement close which culminates with the filing of the company's Annual Report on Form 10-K for the current year.
Autobytel Inc. Investor Relations
PondelWilkinson Inc. Roger Pondel/Laurie Berman 310-279-5980 investor@pondel.com	CMC Group, Inc. Bradley Orr 303-887-4932 borr@cmc-group.us

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